                                                                      EXHIBIT 2


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                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               NOVEMBER 25, 1997



                                  BY AND AMONG


                             UHS ACQUISITION CORP.,

                       J.W. CHILDS EQUITY PARTNERS, L.P.

                                      AND

                       UNIVERSAL HOSPITAL SERVICES, INC.


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                               TABLE OF CONTENTS
                                                                     Page

ARTICLE I--THE MERGER ..............................................   1
   Section 1.1.   The Merger........................................   1
   Section 1.2.   Effective Date and Time...........................   1
   Section 1.3.   Effect of the Merger..............................   2
   Section 1.4.   Subsequent Actions................................   2
   Section 1.5.   Articles of Incorporation; Bylaws;
                  Directors and Officers............................   2
   Section 1.6.   Cancellation of Company Shares....................   3
   Section 1.7.   Dissenting Shares.................................   4
   Section 1.8.   Company Plans.....................................   5
   Section 1.9.   Surrender of Securities; Funding of Payments;
                  Stock Transfer Books..............................   5

ARTICLE II--REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY.......................................   8
   Section 2.1.   Corporate Organization and Authorization..........   8
   Section 2.2.   Capitalization....................................   9
   Section 2.3.   Noncontravention..................................  10
   Section 2.4.   SEC Filings.......................................  11
   Section 2.5.   No Material Adverse Changes.......................  12
   Section 2.6.   Legal Proceedings.................................  12
   Section 2.7.   No Dividends or Distributions.....................  13
   Section 2.8.   Disclosure Documents..............................  13
   Section 2.9.   Tax Matters.......................................  13
   Section 2.10.  Absence of Undisclosed Liabilities................  14
   Section 2.11.  Compliance with Laws; Permits.....................  15
   Section 2.12.  Contracts and Commitments.........................  15
   Section 2.13.  No Brokers or Finders.............................  16
   Section 2.14.  Employee Benefit Plans............................  16
   Section 2.15.  Rights Agreement..................................  20
   Section 2.16.  State Takeover Laws...............................  20
   Section 2.17.  Vote Required.....................................  20
   Section 2.18.  Intellectual Property.............................  20
   Section 2.19.  Certain Business Practices........................  21
   Section 2.20.  Insurance.........................................  21
   Section 2.21.  Properties; Environmental Matters.................  21
   Section 2.22.  Disclosure........................................  23
   Section 2.23.  Financial Advisory Opinion........................  23

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF
               ACQUIROR AND PARENT..................................  24
   Section 3.1.   Corporate Organization and Authorization..........  24
   Section 3.2.   Capitalization....................................  25
   Section 3.3.   Noncontravention..................................  25
   Section 3.4.   Approvals or Consents.............................  25
   Section 3.5.   Legal Proceedings.................................  25
   Section 3.6.   Financing.........................................  25
   Section 3.7.   Disclosure Documents..............................  26
   Section 3.8.   Fraudulent Transfer Laws..........................  26
   Section 3.9.   Disclosure........................................  27

                                       i
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ARTICLE IV--COVENANTS...............................................  27
   Section 4.1.   Conduct of the Company Prior to the
                    Effective Time..................................  27
   Section 4.2.   Additional Covenants of Acquiror,
                    Parent and the Company .........................  31
   Section 4.3.   Guarantee of Acquiror's Obligations...............  37

ARTICLE V--CONDITIONS TO ACQUIROR'S AND PARENT'S OBLIGATIONS........  37
   Section 5.1.   Shareholder Approval..............................  37
   Section 5.2.   Statutes; Court Orders............................  37
   Section 5.3.   HSR Approval......................................  37
   Section 5.4.   Representations and Warranties....................  37
   Section 5.5.   Performance.......................................  38
   Section 5.6.   Officer's Certificate.............................  38
   Section 5.7.   Financing.........................................  38
   Section 5.8.   No Material Adverse Effect........................  38

ARTICLE VI--CONDITIONS TO THE COMPANY'S OBLIGATIONS.................  38
   Section 6.1.   Shareholder Approval..............................  38
   Section 6.2.   Statutes; Court Orders............................  39
   Section 6.3.   HSR Approval......................................  39
   Section 6.4.   Representations and Warranties....................  39
   Section 6.5.   Performance.......................................  39
   Section 6.6.   Officer's Certificate.............................  39

ARTICLE VII--TERMINATION............................................  39
   Section 7.1.   Termination.......................................  39
   Section 7.2.   Effect of Termination.............................  41

ARTICLE VIII--SURVIVAL OF REPRESENTATIONS...........................  41
   Section 8.1.   No Survival of Representations....................  41
   Section 8.2.   Exclusive Remedy..................................  41

ARTICLE IX--MISCELLANEOUS...........................................  42
   Section 9.1.   Waiver of Compliance..............................  42
   Section 9.2.   Break-Up Fee and Expenses.........................  42
   Section 9.3.   Assignability; Parties in Interest................  42
   Section 9.4.   Specific Performance..............................  42
   Section 9.5.   Agreement; Amendments.............................  43
   Section 9.6.   Headings..........................................  43
   Section 9.7.   Severability......................................  43
   Section 9.8.   Notices...........................................  43
   Section 9.9.   Law Governing.....................................  44
   Section 9.10.  Counterparts......................................  44

Schedule 2.1(c)
Schedule 2.2
Schedule 2.3
Schedule 2.5
Schedule 2.6
Schedule 2.9
Schedule 2.10
Schedule 2.12
Schedule 2.13
Schedule 2.14
Schedule 2.18
Schedule 2.20
Schedule 2.21

                                       ii
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Schedule 3.1(b)
Schedule 3.5
Schedule 3.6
Schedule 4.1(b)
Schedule 4.2
Schedule 5.8

                          AGREEMENT AND PLAN OF MERGER



          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 25, 1997, is by and among UHS ACQUISITION CORP., a Minnesota corporation ("Acquiror"), J.W. CHILDS EQUITY PARTNERS, L.P., a Delaware limited partnership ("Parent"), and UNIVERSAL HOSPITAL SERVICES, INC., a Minnesota corporation (the "Company").

          WHEREAS, Acquiror, Parent and the Company desire to effect a business combination by means of a merger of Acquiror with and into the Company; and

          WHEREAS, the Boards of Directors of Acquiror, Parent and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the merger of the Acquiror with and into the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Acquiror, the Company and certain stockholders of the Company have entered into agreements dated as of the date hereof (the "Support Agreements") pursuant to which such stockholders have agreed, among other things, to vote all shares of the Company's common stock owned by them in favor of the merger.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER
                                  ----------

          Section 1.1. The Merger. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI herein, on a date within five business days following such satisfaction or waiver, Acquiror will merge with and into the Company (the "Merger"). The Company in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger will be effected pursuant to the provisions of, and with the effect provided in, the Minnesota Business Corporation Act (the "MBCA").

          Section 1.2. Effective Date and Time. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI herein, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Minnesota appropriate articles of merger (the "Articles of Merger"), in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant and applicable provisions of the MBCA. The parties hereto shall cause the effective date of the Merger (the "Effective Date") to occur on the date that the Articles of Merger are so filed in accordance with the relevant provisions of the MBCA (or at such later time, which shall be as soon as reasonably practicable, as may be specified in the Articles of Merger). The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

          Section 1.3. Effect of the Merger. At the Effective Time, the separate corporate existence of Acquiror shall cease and the Surviving Corporation shall continue its corporate existence under the laws of the State of Minnesota. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, immunities and franchises of Acquiror and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Acquiror and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

          Section 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquiror acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquiror, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

          Section 1.5.   Articles of Incorporation; Bylaws; Directors and
Officers.

          (a) Subject to Section 4.2(c), at the Effective Time, the Articles of Incorporation of Acquiror, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the MBCA and the provisions of such Articles of Incorporation, except that the name of the Surviving Corporation shall be "Universal Hospital Services, Inc."

          (b) The Bylaws of Acquiror, as in effect immediately before the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by the MBCA, the provisions of the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (c) The directors and officers of Acquiror immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy shall thereafter be filled in the manner provided by the MBCA, the Articles of Incorporation and Bylaws of the Surviving Corporation.

          Section 1.6. Cancellation of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of Acquiror, the Company, the Surviving Corporation or the holders of any of the following securities:

          (a) Except as may be otherwise agreed in writing between Acquiror and any holder thereof, each share of the Company's common stock, par value $.01 per share (the "Common Stock"), together with the associated Rights (as defined in Section 2.2), issued and outstanding immediately prior to the Effective Time (such shares, together with such Rights are herein referred to as the "Shares"), other than Shares canceled pursuant to
      Section 1.6(b) and Dissenting Shares (as defined in Section 1.7(b)), shall be canceled, extinguished and converted into and become a right to receive $15.50 in net cash per Share without any interest thereon (the "Merger Consideration"), subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Shares occurring before the Effective Time.

          (b) Each Share that is issued and outstanding immediately prior to the Effective Time and owned by Parent, Acquiror or any direct or indirect wholly owned subsidiary of Parent or Acquiror or by the Company or any direct or indirect wholly owned subsidiary of the Company, shall be canceled, extinguished and retired, and no payment of any consideration shall be made with respect thereto.

          (c) Each share of the Acquiror's common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

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

          (d) As and to the extent provided in any written agreement between Acquiror and any holder of Shares, such holder's Shares shall not be canceled, extinguished or converted into the right to receive the Merger Consideration, but instead such Shares shall remain issued and outstanding as fully paid and nonassessable shares of common Stock of the Surviving Corporation.

          (e) As a result of their conversion pursuant to Section 1.6(a), all Shares (excluding any Dissenting Shares and any Shares described in Section 1.6(b) or 1.6(d)) issued and outstanding immediately before the Effective Time shall cease to be outstanding and shall automatically be canceled and retired, and each certificate ("Certificate") previously evidencing such Shares (other than Dissenting Shares and Shares described in Section 1.6(b) or 1.6(d)) ("Converted Shares") shall thereafter solely represent the right to receive the Merger Consideration pursuant to
      Section 1.6(a) of this Agreement. The holders of Certificates shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law.

          Section 1.7.   Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder (a "Dissenting Shareholder") who has demanded and perfected his demand for appraisal of his Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal shall not represent a right to receive any of the Merger Consideration for such Shares pursuant to
Section 1.6 above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the MBCA. After the Effective Time, the Surviving Corporation shall make any and all payments to holders of Shares required by the MBCA to be made with respect to such demands.

          (b) Notwithstanding the provisions of Section 1.7(a) above, if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Shares ("Dissenting Shares") under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6 above upon surrender of the certificate or certificates representing such Dissenting Shares.

          (c) The Company shall give Acquiror prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by the Company under Sections 302A.473 of the MBCA and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

          Section 1.8.   Company Plans.

          (a) Stock Options. Except as may be otherwise agreed in writing between Acquiror and any holder of any Option (as hereinafter defined), upon the consummation of the Merger, each option to acquire Shares outstanding immediately prior to the Effective Time under the Company's 1992 Long-Term Incentive and Stock Option Plan, as amended (the "ISO Plan"), and the Company's 1992 Directors' Stock Option Plan, as amended (the "Directors' Plan"), whether vested or unvested (each, an "Option," collectively, the "Options"), shall automatically become immediately vested and exercisable and each holder of an Option shall have the right to receive from the Surviving Corporation a cash payment (less applicable withholding taxes) in an aggregate amount equal to the difference between the Merger Consideration less the applicable exercise price per Share applicable to such Option for all Shares subject to the Option as expressly stated in the applicable stock option agreement or other agreement (the "Option Consideration"). The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated vesting and rights pursuant to this Section 1.8 and obtaining any requisite consents from holders of Options) as are necessary to fully advise holders of Options of their rights under this Agreement and the Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 1.8(a). From and after the Effective Time, other than as expressly set forth in this Section 1.8(a), no holder of an Option shall have any other rights in respect thereof other than to receive payment for his or her Options equal to the Option Consideration, and the Company shall take all necessary actions to terminate effective as of the Effective Time the Company's stock option plans, agreements and similar arrangements.

          (b) Employee Stock Purchase Plan. Outstanding purchase rights under the Company's 1992 Employee Stock Purchase Plan, as amended (the "ESPP"), shall be exercised on December 31, 1996 and thereafter upon the earlier of (i) the next scheduled purchase date under the ESPP or (ii) immediately prior to the Effective Time, and each participant in the ESPP shall accordingly be issued Shares at that time upon payment to the Company of the consideration required by the ESPP. The Company shall take all necessary action to terminate the ESPP as of the Effective Time and thereafter no purchase rights under the ESPP shall be granted or exercised.

          Section 1.9. Surrender of Securities; Funding of Payments; Stock Transfer Books.

          (a) Pursuant to an agreement reasonably satisfactory to the Company and Acquiror entered before the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares and Options (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration and documents representing Options (the "Option Agreements") for the Option Consideration. The fees and expenses of the Exchange Agent shall be paid by Acquiror and Acquiror shall indemnify the Exchange Agent and the Company against actions taken by the Exchange Agent pursuant hereto other than for acts or omissions which constitute willful misconduct or gross negligence, pursuant to the agreement with the Exchange Agent.

          (b) At the Effective Time, the Surviving Corporation shall remit to the Exchange Agent an amount equal to the aggregate Merger Consideration and Option Consideration necessary to pay the holders of the Converted Shares and Options (collectively, the "Payment Fund").

          (c) Acquiror agrees that, as soon as practicable after the Effective Time and in no event later than five business days thereafter, the Surviving Corporation shall cause the distribution to holders of record of the Certificates and Option Agreements (as of the Effective Time) of a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor and in effecting the surrender of the Option Agreements
for payment of the Option Consideration therefor.   In the event any Certificate
or Option Agreement shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate or Option Agreement in a form reasonably satisfactory to Acquiror. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay to holders of such Certificates out of the Payment Fund the Merger Consideration multiplied by the number of Converted Shares represented by such Certificates, less any amounts required to be held pursuant to applicable tax laws. Upon the surrender of each such Option Agreement formerly representing Options, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay such holders the Option Consideration multiplied by the number of Shares for which such Options were exercisable as of the Effective Time, less any amounts required to be withheld pursuant to applicable tax laws.

          (d) If any portion of the Merger Consideration or Option Consideration is to be paid to a person other than the person in whose name a Certificate or Option Agreement is registered, it shall be a condition to such payment that such Certificate or Option Agreement shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.

          (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares thereafter on the records of the Company.

          (f) To the extent not immediately required for payment on surrendered Shares and Options, proceeds in the Payment Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares or Options), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

          (g) After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any unsurrendered Certificates.

          (h) After the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or under applicable state corporation law. No interest shall be paid on any Merger Consideration or Option Consideration payable to former holders of Shares or Options.

          (i) Promptly following the six-month anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable aggregate Merger Consideration and/or Option Consideration, as applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Shares or Options for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Acquiror that:

          Section 2.1.   Corporate Organization and Authorization.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, and to enter into this Agreement and the Support Agreements and to carry out the transactions contemplated hereby and thereby.

          (b) (i) The Company has all requisite governmental authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not have a Material Adverse Effect on the Company (as defined in Section 2.1(b)(ii)). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify and be in good standing (either in one jurisdiction or in the aggregate) would not have a Material Adverse Effect.

              (ii) For purposes of this Agreement, "Material Adverse Effect" shall mean with respect to the Company, Parent or Acquiror, as applicable, any effect, change or event that individually or in the aggregate when taken together with all similar effects, changes or events (i) is or is reasonably likely to be material and adverse to the assets, liabilities, condition (financial or otherwise), results of operations, cash flows or business of the Company, Parent or Acquiror, respectively, or (ii) does or is reasonably likely to impair materially the ability of the Company, Parent or Acquiror, respectively, to perform its obligations under this Agreement or otherwise to threaten materially or to impede materially the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect with respect to the Company shall not be deemed to include the impact of actions or omissions of the Company taken with the prior written consent of Parent or Acquiror, in contemplation of the transactions contemplated by this Agreement.

          (c) The Company does not have any subsidiaries. For purposes of this Agreement, "subsidiary" of any party means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are directly or indirectly owned by such party. Except as set forth in Schedule 2.1(c), the Company (i) does not directly or indirectly own, (ii) has not agreed to purchase or otherwise acquire or (iii) does not hold any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interest of any corporation, partnership, company, joint venture or other business association or entity. Except as set forth in Schedule 2.1(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company or any other entity required to be disclosed on Schedule 2.1(c).

          (d) The execution, delivery and performance by the Company of this Agreement and the Support Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and, except for obtaining the approval of the Company's shareholders to the Merger as contemplated by Section 4.2(j) hereof, no further corporate authorization on the part of the Company is necessary to consummate the transactions contemplated by this Agreement or the Support Agreements.

          (e) Each of this Agreement and the Support Agreements has been duly executed and delivered by the Company, and, assuming the due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, each of this Agreement and the Support Agreements constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or in law).

          (f) The copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of the Company heretofore delivered to Acquiror are complete and true copies of such documents as in effect on the date hereof.

          Section 2.2. Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, 100,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), and 4,900,000 shares of undesignated preferred stock, par value $.01 per share ("Undesignated Stock"). As of the date of this Agreement, (a) 5,475,959 shares of Common Stock were issued and outstanding, (b) no shares of Common Stock were issued and held in the treasury of the Company, (c) no shares of Junior Preferred Stock were issued and outstanding; and (d) 439,167 shares of Common Stock were reserved for issuance pursuant to outstanding Options heretofore granted under the ISO Plan and the Directors' Plan. The Company has outstanding rights to purchase shares of the Junior Preferred Stock (the "Rights"), pursuant that certain Rights Agreement dated as of November 8, 1996, as amended, between the Company and Norwest Bank Minnesota N.A., as Rights Agent (the "Rights Agreement"). Schedule
2.2 sets forth a schedule showing (i) each outstanding Option and the date it was granted; (ii) the number of shares of Common Stock subject thereto (assuming full acceleration of vesting as provided in such Options and in Section 1.8);
(iii) the exercise price, and (iv) the method by which the number of shares of Common Stock issuable pursuant to Section 1.8(b) under the ESPP may be determined. All of the outstanding shares of the Company's Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options or under the ESPP pursuant to Section 1.8(b) will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. Except as described in this Section 2.2 (including shares reserved under the ESPP), no shares of the capital stock of the Company are reserved for issuance for any purpose. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. Except as set forth above or in the Rights Agreement, there are no other shares of capital stock or other equity securities, instruments or other rights of the Company authorized, issued or outstanding and no other options, warrants, rights to subscribe to (including any preemptive rights), calls, agreements, arrangements or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock, Voting Debt or other equity interests of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity interests, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock, options, warrants or rights or to purchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities.

          Section 2.3.   Noncontravention.

          (a) Neither the execution or delivery of this Agreement or the Support Agreements nor the consummation of the transactions contemplated hereby or thereby does or will:

               (i) violate, conflict with, or constitute a default under, the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company; or

               (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which the Company or any of its assets or properties is subject or (B) except as disclosed on Schedule 2.3(a) hereto, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which the Company is a party or by which it or any of its assets or properties may be bound, which default, breach or other action individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except for the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and in connection with the MBCA, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "Blue Sky" laws or regulations (the "Blue Sky laws") and the Nasdaq Stock Market, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any (i) court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative authority or (ii) other person or entity required to be obtained by the Company in connection with the execution of this Agreement or the Support Agreements by the Company and the consummation of the transactions contemplated hereby or thereby.

          Section 2.4.   SEC Filings.

          (a) Prior to the execution of this Agreement, the Company has timely filed and has delivered or made available to Acquiror complete and accurate copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 under the Exchange Act or the Securities Act of 1933, as amended (together with all subsequent forms, reports, schedules, statements and other documents filed by the Company with the United States Securities and Exchange Commission (the "SEC") prior to the Effective Date, collectively, the "Company Public Reports"), including without limitation
(i) the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995 and 1994, as amended, as filed under the Exchange Act with the SEC,
(ii) all Company proxy statements and annual reports to shareholders used in connection with meetings of Company shareholders held since January 1, 1995,
(iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, as filed under the Exchange Act with the SEC. As of their respective dates, the Company Public Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and
(y) complied in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1995, no subsidiary of the Company has been required to file any forms, reports, or other documents with the SEC.

          (b) The financial statements of the Company (including any footnotes thereto) contained in the Company Public Reports have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries and have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated therein) and fairly presented the consolidated financial position of the Company and its subsidiaries (if any) as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its subsidiaries (if any) for the periods then ended, except that any unaudited financial statements contained therein are subject to normal and recurring year-end adjustments.

          Section 2.5. No Material Adverse Changes. Since December 31, 1996 and on or prior to the date hereof, except as set forth on Schedule 2.5 or in the Company Public Reports filed prior to the date hereof, there has been no change, event, loss, occurrence or development in the business of the Company (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise) that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company Public Reports filed prior to the date of this Agreement, as contemplated in this Agreement or as set forth in Schedule 2.5, since December 31, 1996 and prior to the date hereof, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and the Company has not taken any action which, if taken after the date hereof, would be prohibited under Section 4.1(b) hereof.

          Section 2.6. Legal Proceedings. Except as set forth on Schedule 2.6 attached hereto, there are no, and since January 1, 1995 there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to the Company's knowledge, threatened against, the
Company or any of its subsidiaries.   Except as set forth on Schedule 2.6, no
such claims, actions, suits, proceedings or investigations (i) are seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or (ii) would, if adversely determined, be reasonably likely to result in a Material Adverse Effect on the Company. There are no judgments, decrees or orders issued by any court, board or other governmental or administrative agency presently outstanding and unsatisfied against the Company.

          Section 2.7. No Dividends or Distributions. Since December 31, 1996, there has not been any declaration, setting aside or payment of any dividend or any other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities.

          Section 2.8.   Disclosure Documents.

          (a) The Proxy Statement (as defined in Section 4.2(j)), and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 2.8 will not apply to statements or omissions included in the Proxy Statement, based upon information furnished to the Company in writing by Acquiror or Parent specifically for use therein.

          (c) At the time of the filing of the Schedule 13E-3 (as defined in Section 4.2(j)), at the time of any distribution thereof and until the Effective Date, none of the information supplied by the Company specifically for inclusion or incorporation by reference in the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 2.9.   Tax Matters.

          (a) Except as set forth in Schedule 2.9, the Company has filed all Tax Returns required to be filed by it (or any subsidiary) on or prior to the Effective Date and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns (except where the failure to pay would not have a Material Adverse Effect on the Company). The information contained in such Tax Returns is true, complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency would not have a Material Adverse Effect on the Company. There are no Tax liens upon the assets of the Company except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of the Company or any of its subsidiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or company benefit plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")). Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years.

          (b)  For Purposes of this Agreement:

               (i) "Tax or Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes; and

               (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities.

          Section 2.10. Absence of Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes (as defined in Section 2.9)) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the balance sheet as of September 30, 1997 included in the Company's Quarterly Report on Form 10-Q delivered to Acquiror pursuant to
Section 2.4 (the "Latest Balance Sheet") in accordance with generally accepted accounting principles have been so reflected. The Company has no Liabilities which are, in the aggregate, material to the business, assets, operations or financial condition of the Company, except (a) as reflected on the Latest Balance Sheet, (b) Liabilities which arose prior to the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and which were not required under generally accepted accounting principles to be reflected on the Latest Balance Sheet, (c) current Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, and (d) as otherwise disclosed on Schedule 2.10.

          Section 2.11. Compliance with Laws; Permits. The Company and its subsidiaries have complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof ("Laws") which affect the business, assets or any owned or leased properties of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries may otherwise be subject (including, without limitation, any state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting, equal employment opportunity, employee health and safety or the environment), except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and no claim has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries by any such governments or agencies relating to any alleged violation of any such law or regulation which has not been resolved to the satisfaction of such governments or agencies. Since December 31, 1994, neither the Company nor any subsidiary of the Company has received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business ("Permits"), except where failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 2.12.   Contracts and Commitments.

          (a) Except as set forth on Schedule 2.12, the Company (i) is not a party to or bound by any collective bargaining agreement or contract with any labor union, (ii) is not a party to or bound by any written or oral contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis, or relating to severance pay for any such person, (iii) is not a party to or bound by any (A) written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets) or (B) agreement for the sale of any capital asset, (iv) is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which provides for future payments by Company in excess of $50,000 and is not terminable by Company within 60 days without payment of a penalty or premium, other than employment contracts, benefit plans and leases otherwise disclosed in
Schedule 2.12 or in another Schedule to this Agreement or listed as an exhibit in the Company Public Reports filed prior to the date hereof, (v) is not a party to or bound by any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Public Reports filed prior to the date hereof, (vi) is not a party to or bound by any confidentiality agreement or any agreement which prohibits the Company from freely engaging in any business anywhere in the world, (vii) is not a party to or bound by any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company, (viii) has not guaranteed any obligation for borrowed money, (ix) is not a party to or bound by any agreement or contract that obligates the Company to pay a customer consequential damages and (x) is not a party to or bound by any agreement pursuant to which any other party is granted exclusive marketing, distribution or manufacturing rights of any type or scope with respect to any products or services of the Company.

          (b) Except as disclosed on Schedule 2.12, the Company and each of its subsidiaries has performed all obligations required to be performed by them in connection with the contracts or commitments set forth on Schedule 2.12, and neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party to any such contract or commitment, is in breach of or default under any contract or commitment set forth on Schedule 2.12, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Prior to the date of this Agreement, Acquiror has been given an opportunity to review a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, set forth on Schedule 2.12, together with all amendments, waivers or other changes thereto.

          Section 2.13.   No Brokers or Finders. Except as disclosed on Schedule
2.13 attached hereto, there are no claims or liability for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company, obligating the Company, Parent or Acquiror or any of their respective affiliates to pay such claim. The Company has delivered to Acquiror a true and correct copy of all agreements related to the foregoing.

          Section 2.14.   Employee Benefit Plans.

          (a) Definitions. For the purpose of this Section 2.14, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "plan" means every plan, fund, contract, program, policy, agreement and arrangement (whether written or not) which is sponsored, maintained or contributed to or required to be contributed to, by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, for the benefit of present or former employees or directors of the Company (or any subsidiary of the Company), including those intended to provide: (a) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (c) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (d) salary continuation, unemployment, supplemental unemployment, severance, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

          The term "plan" shall also include every such plan, fund, contract, program, policy, agreement and arrangement: (a) which the Company or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future, (b) for which the Company is or may be financially liable as a result of the direct sponsor's affiliation to the Company or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by the Company for the benefit of its employees or former employees), (c) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Company has no present or potential liability with respect to such arrangement), or (d) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer. Notwithstanding the foregoing, the term "plan" shall not include any arrangement or program mandated by federal, state or local law, such as social security benefits.

          (b) Disclosure of Plans and Other Information. Schedule 2.14 sets forth all plans, other than the Directors' Plan, by name and brief description identifying: (i) the type of plan, (ii) the funding arrangements for the plan,
(iii) the sponsorship of the plan, and (iv) the participating employers in the plan. Schedule 2.14 also sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code as in effect for each plan.

          Except as disclosed on Schedule 2.14, the Company has furnished Acquiror with true and complete copies of: (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the "IRS") regarding each qualified plan; (ii) the two most recent financial statements and annual reports or returns, if any, for each plan; (iii) the most recent actuarial valuation reports, if any, for each plan; and (iv) all documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) currently in effect, or if not yet in effect, pending, with respect to each plan.

          Schedule 2.14 identifies each employee of the Company who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment due to a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment due to other leave or approved absence or due to layoff; or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment) or (v) party to an employment agreement with the Company or any of its subsidiaries that requires more than 31 days' notice of termination of employment.

          With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 2.14 identifies: (i) each employee, former employee or qualified beneficiary who has elected continuation; and (ii) each employee, former employee or qualified beneficiary who has not elected continuation coverage but is still within the period in which such election may be made as of November 1, 1997.

          (c) Compliance With Law. Except as disclosed on Schedule 2.14: (i) all plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code have received favorable determination letters from the IRS (subject to amendments to reflect changes where retroactive amendments are allowed, including but not limited to, Public Law 104-188, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997 and the Health Insurance Portability and Accountability Act of 1996), and the Company has no knowledge of any reason why any such letter would be revoked; (ii) all trusts established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt or, if a defect exists that may adversely affect the tax exemption of the trust, such defect can be cured through a program available under Internal Revenue Service procedures for the correction of operational defects; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all plans comply in all material respects with the requirements of ERISA and the Code; (iv) all plans have been administered in material compliance, and, to the knowledge of the Company, in compliance, with the documents and instruments governing the plans, except in cases where changes in the law require compliance with the laws for periods preceding the date plans are required to be amended with retroactive effect; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each plan have been properly and timely made; (vi) all material disclosures and notices required by law or plan provisions to be given to participants and beneficiaries in connection with each plan have been properly and timely made; and (vii) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code. For purposes of Sections 2.14(c), (d) and (e), any failure to comply with the requirements of ERISA or the Code, or any other event, occurrence or claim resulting in a fine, penalty or other liability of more than $10,000 shall be deemed to be "material."

          (d) Funding. Except as disclosed on Schedule 2.14: (i) all contributions, premium payments and other payments required to be made in connection with the plans as of the date of this Agreement have been made; (ii) proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (iii) no contribution, premium payment or other payment has been made in support of any plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) that could result in any material liability; and (iv) with respect to each plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, such plan has met the minimum funding standard for the 1996 plan year and all installments required to be made through the date hereof to meet the funding requirements for the 1997 plan year have been paid.

          (e) Absence of Certain Claims. Except as disclosed on Schedule 2.14 or as otherwise contemplated by this Agreement: (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any plan other than routine claims for benefits, or if contested, are not material in amount; (ii) the consummation of the transactions contemplated by this Agreement will not cause any plan to increase benefits payable to any participant or beneficiary; (iii) the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award under the plans, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the plans; (iv) no plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC; (v) the Company has no actual or potential liability arising under Title IV of ERISA as a result of any plan that has terminated or is in the process of terminating; (vi) the Company has no actual or potential liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (vii) with respect to the plans, the Company has no material liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999 or Section 5000, or (B) any penalty under Section 502(i), Section 502(l),
Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

          (f) Post-Separation Benefits. Except as disclosed on Schedule 2.14 or as otherwise contemplated by this Agreement: (i) all accruals required under FAS 106 have been properly accrued on the financial statements of the Company and
(ii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than: (A) such death benefits under the plans identified on Schedule 2.14, (B) health care continuation benefits described in Section 4980B of the Code or (C) as may be required under other federal, state or local law.

          Section 2.15. Rights Agreement. The Company has amended the Rights Agreement so that the execution and delivery of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the passage of time, result in (i) the grant of any rights to any person under the Rights Agreement or enable or require the Company's outstanding Rights to be exercised, distributed or triggered, (ii) Parent, Acquiror or any of their affiliates becoming an "Acquiring Person" (as defined in the Rights Agreement), or (iii) a "Distribution Date" (as defined in the Rights Agreement).

          Section 2.16. State Takeover Laws. The Board of Directors of the Company and a special committee thereof satisfying the requirements of Section 673(d) of the MBCA has approved the execution of this Agreement and authorized and approved the Merger prior to the execution by the Company of this Agreement in accordance with the Section 673 of the MBCA, so that such Section will not apply to this Agreement contemplated hereby. The Board of Directors of the Company has taken all such action required to be taken by it to provide that this Agreement and the Support Agreements and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state (including without limitation Section 671 of the MBCA).

          Section 2.17. Vote Required. The only vote of the holders of any class or series of the Company's capital stock that may be necessary to approve any of the transactions contemplated hereby (including without limitation the Merger) or by the Support Agreements is the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding Shares.

          Section 2.18. Intellectual Property. Schedule 2.18 sets forth a true and complete list of each fictitious business name, tradename, registered and unregistered trademark, service mark and related application, patent, patent right and patent application, copyright in published and material unpublished works and all software other than generally available software (such as Excel, WordPerfect and the like) in each case owned, used, filed by, granted to or licensed by Company and which is material to the Company's business (collectively, the "Intellectual Property"). Except as otherwise disclosed on
Schedule 2.18: (i) the Company owns or has the exclusive perpetual right to use, without payment to any other party, all Intellectual Property; (ii) no other person has any rights in or to any of the Intellectual Property (including, without limitation, any rights to royalties or other payments with respect to, or rights to market or distribute any of, the Intellectual Property); (iii) the rights of the Company in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; (iv) the Intellectual Property is sufficient for the conduct of the Company's business as such is presently conducted; (v) none of the Intellectual Property infringes or is alleged to infringe any trademark, copyright, patent or other proprietary right of any person; and (vi) to the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company or any of its subsidiaries.

          Section 2.19. Certain Business Practices. None of the Company, any subsidiary of the Company or any director, officer, agent or employee of the Company or any subsidiary of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

          Section 2.20. Insurance. Set forth in Schedule 2.20 is a complete and correct list of all insurance policies and programs (other than welfare benefit insurance policies and programs disclosed in Schedule 2.14), including self-insurance programs, maintained by the Company.

          Section 2.21.   Properties; Environmental Matters.

          (a) The only real property owned by the Company is the Company's district office located at 2438 27th Avenue South, Minneapolis, Minnesota, and neither the Company nor any subsidiary of the Company has owned any other real property since 1987. Schedule 2.21 sets forth by office location all real property used or occupied by the Company that is held under lease or sub-lease by the Company (the "Leases"). Except for the properties subject to the Leases and as set forth on Schedule 2.21, the Company has good title, free and clear of all liens, mortgages, claims, restrictions, pledges, or other claims or encumbrances to all their material tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, except for (i) liens for current Taxes not yet due and payable, (ii) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business,
(iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen,
(iv) liens in respect of pledges or deposits under workers' compensation laws, and (v) liens and encumbrances which do not affect marketability of title or the use being made of such properties or immaterial title defects which can be corrected or cured at no cost, all of which, individually and in the aggregate, do not have a Material Adverse Effect on the Company. The Leases are in full force and effect, and the Company holds a valid existing leasehold interest under each of the Leases on the terms set forth in such Leases. The Company has delivered to Acquiror complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent such modifications are disclosed by the copies delivered to Acquiror.
All rent and other sums and charges payable by the Company under the Leases are current, and no termination event or condition or default of a material nature on the part of the Company exists under any such Lease, nor does any circumstance exist which, if unremedied, would, either with or without notice or the passage of time or both, result in a termination event or default of a material nature under any of the Leases.

          (b) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business as currently being conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as currently being conducted. All rental equipment and disposable medical care products inventory reflected on the Latest Balance Sheet is in the possession or under the control of the Company, except for rental equipment inventory which is (i) currently being rented or held by a customer and therefore is in the possession or control of a customer, or (ii) in transit with a common carrier for delivery to or from a customer.

          (c) The Company is, and at all times the Company and each of its subsidiaries has been, in compliance in all material respects with all Environmental Laws (as hereinafter defined) and all Permits.

          (d) Neither the Company nor any subsidiary of the Company (i) has received written notice of any person, including but not limited to, a governmental entity, alleging that the Company (or any subsidiary of the Company) is in violation of any Permit or applicable Environmental Law or otherwise may be liable under any Permit or applicable Environmental Law, including but not limited to, liability in connection with a Cleanup (as hereinafter defined), which violation or liability is unresolved, (ii) knows of any event or circumstance that exists which (A) may constitute or result in a violation by the Company of, or the failure on the part of the Company to comply with such Permits or Environmental Laws, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of any Cleanup which, in the case of clauses (A) or (B), could have a Material Adverse Effect on the Company.

          (e) To the knowledge of the Company, there have been no releases, spills or discharges of Regulated Materials (as hereinafter defined) on or underneath any location which is owned, leased or otherwise operated by the Company ("Properties"), which release, spills or discharges could have a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened, claims, liens, encumbrances or other restrictions of any nature, resulting from Environmental Laws, with respect to or affecting any of the Properties.

          (f) For the purposes of this Agreement the following terms shall have the following meanings:

          "Cleanup" means all actions required to: (a) cleanup, remove, treat or remediate Regulated Materials; (ii) prevent the release of Regulated Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; (iv) respond to any government or private party requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Regulated Materials in the environment; or
(v) any legal or administrative proceeding related to items (1) through (iv) including, but not limited to, actions brought by third parties to recover costs incurred with respect to Cleanup.

          "Environmental Laws" shall mean all federal, state, local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment, natural resources, or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Regulated Materials.

          "Regulated Materials" shall mean any pollutants, contaminants, toxic, hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

         Section 2.22. Disclosure. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          Section 2.23. Financial Advisory Opinion. Piper Jaffray Inc. has delivered to the Board of Directors its written opinion, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Shares pursuant to the Merger is fair to the holders of Shares from a financial point of view.


                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT
             -----------------------------------------------------

          Each of Acquiror or Parent represents and warrants to the Company that:

          Section 3.1.   Corporate Organization and Authorization.

          (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Parent is duly organized and is validly existing as a limited partnership under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

          (b) Except as set forth on Schedule 3.1(b), each of Acquiror and Parent has all requisite power and authority and all governmental authorizations, certificates, licenses, consents and approvals required to carry on its respective business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not have a Material Adverse Effect on Acquiror and Parent, taken as a whole.

          (c) The execution, delivery and performance by Acquiror and Parent of this Agreement and the consummation by Acquiror and Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate or partnership action, as the case may be, including that, if required, of Parent's partners and Acquiror's shareholders, and no further corporate or partnership authorization on the part of Acquiror or Parent is necessary to consummate the transactions contemplated by this Agreement.

          (d) This Agreement has been duly executed and delivered by each of Acquiror and Parent and, assuming the due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of each of Acquiror and Parent, enforceable against each of Acquiror and Parent in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affect creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or in law).

          (e) The copies of the Articles of Incorporation and Bylaws, or comparable organizational documents, and all amendments thereto, of Acquiror and Parent delivered to the Company are complete and true copies of such documents as in effect on the date hereof.

          Section 3.2. Capitalization. As of the date hereof, all outstanding shares of capital stock of Acquiror are owned beneficially and of record by Parent. As of the Effective Time, at least a majority of the outstanding shares of capital stock of Acquiror will be owned beneficially and of record by Parent.

          Section 3.3. Noncontravention. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) violates, conflicts with, or constitutes a default under, the Articles of Incorporation, as amended, or Bylaws, as amended, of Acquiror or the certificate of limited partnership or partnership agreement of Parent or (ii) assuming all consents, approvals, orders or authorizations contemplated by Section 3.4 have been obtained and all filings described therein have been made, (y) violates or will violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which Acquiror or Parent or any of their respective assets or properties is subject or
(z) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any material contract or agreement of any kind to which Acquiror or Parent is a party or by which it or any of its assets or properties may be bound which default, breach or other action individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on Acquiror and Parent, taken as a whole.

          Section 3.4. Approvals or Consents. Except for the expiration or termination of the applicable waiting period under the HSR Act, and in connection with the MBCA, the Exchange Act, the Blue Sky laws and the Nasdaq Stock Market, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any (i) court, arbitral tribunal, administrative agency or commission or other federal, governmental, regulatory or administrative authority or (ii) other person or entity required to be obtained by Acquiror or Parent in connection with the execution of this Agreement by Acquiror or Parent and the consummation of the transactions contemplated hereby.

          Section 3.5. Legal Proceedings. Except as set forth on Schedule 3.5 attached hereto, there are no claims, actions, suits, proceedings or investigations pending or, to Acquiror's or Parent's knowledge, threatened against, Acquiror or Parent (i) seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or (ii) which are reasonably likely to impair materially the ability of Acquiror or Parent to fulfil its respective obligations under this Agreement or to impede materially or threaten to impede materially the consummation of the transactions contemplated hereby.

          Section 3.6. Financing. Parent has received commitments from financial institutions in the amount of $95 million and prior to the Effective Time Acquiror will receive capital from Parent or other investors selected by Parent in an amount sufficient to satisfy the equity financing requirement of any debt financing commitment selected by Parent to be drawn upon in order to consummate the transactions contemplated hereby (which capital amount would be not less than $49.1 million in the event the commitments from financial institutions referred to above are to be drawn upon). True correct and complete copies of such commitments from financial institutions are attached hereto as
Schedule 3.6. At the Effective Time, assuming the funding of such commitments from financial institutions, the Surviving Corporation shall have all funds necessary to consummate the Merger including, but not limited to, paying the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, paying all severance obligations pursuant to Section 4.2, paying all fees and expenses incurred by it and refinancing all indebtedness of the Company that will or may come due as a result of the Merger.

          Section 3.7.    Disclosure Documents.

          (a) The Schedule 13E-3 and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (b) At the time of the filing of the Schedule 13E-3, at the time of any distribution thereof and until the Effective Date, the Schedule 13E-3, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 3.7 will not apply to statements or omissions included in the Schedule 13E-3, based upon information furnished to Acquiror, Parent or any affiliate thereof by the Company specifically for use therein.

          (c) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, none of the information supplied by the Acquiror or Parent specifically for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 3.8. Fraudulent Transfer Laws. Assuming the Company is not insolvent (as defined below) prior to the Effective Time and assuming the satisfaction of the conditions in Sections 5.4 and 5.5 hereof, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not be insolvent. For purposes hereof, an entity will be deemed to be "insolvent" if (i) such entity's financial condition is such that either the sum of its debts is greater than the fair value of its assets or the fair salable value of its assets is less than the amount required to pay its probable liability on existing debts as they mature, (ii) such entity has unreasonably small capital with which to engage in its business or (iii) such entity has incurred liabilities beyond its ability to pay as they become due. The representation and warranty set forth in this Section 3.8 shall be deemed to be made only at the Effective Time.

          Section 3.9. Disclosure. The representations and warranties of Acquiror and Parent contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                                   COVENANTS
                                   ---------

          Section 4.1.   Conduct of the Company Prior to the Effective Time.

          (a)  No Solicitation; Other Offers.

               (i) From the date hereof until the termination of this Agreement or the Effective Date, whichever first occurs, the Company will not, and will use its best efforts to cause the officers, directors, employees, representatives and agents (including, without limitation, attorneys, investment bankers and accountants) of the Company not to, directly or indirectly, solicit, initiate or encourage any inquiry, proposal, offer or indication of interest from any person that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) or agree to or endorse, approve or recommend any Acquisition Proposal, or enter into discussions or negotiate with or provide any information to any person or entity in furtherance of any such inquiries or to obtain or approve any Acquisition Proposal, except that nothing contained in this Section
          4.1 or any other provision of this Agreement shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 4.1(a)(ii), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any capital stock of the Company,whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company.

               (ii) Nothing contained in this Section 4.1 or any other provision of this Agreement shall prohibit the Company or the Company's Board of Directors from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 4.1. Notwithstanding this Section 4.1 or any other provision of this Agreement, prior to the Effective Time, the Company may furnish information concerning the Company to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (w) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company pursuant to which such person or group would acquire all or substantially all of the businesses and properties of the Company or at least a majority of the Shares outstanding on a fully diluted basis, (x) such entity or group is financially capable of consummating such transaction, (y) the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) that such proposed transaction represents a superior transaction to the Merger and (z) the Board of Directors of the Company has determined, after receipt of advice from outside legal counsel to the Company, that the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Board of Directors to not to fulfill its fiduciary duties to the Company's shareholders under applicable law (a proposal which satisfies clauses (w) through (z) being referred to herein as a "Superior Proposal"). The Company will notify Acquiror within two business days of the existence of any proposal relating to any Acquisition Proposal received by or actually known to the Company, the identity of the party making such proposal, and the terms (both initial and as may be modified) of any such proposal, and the Company will keep Acquiror reasonably informed of the status (including any amendments or proposed amendments) of any such proposal. At any time after five business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 4.1(a)(ii), the Board of Directors may withdraw or modify its approval or recommendation of the Merger in order concurrently to enter into a definitive agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the sum of $2.6 million (the "Break-Up Fee"). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into a definitive agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial five business day period without any further notification.

          (b) Conduct of the Company's Business and Operations. Except as expressly provided in this Agreement or as agreed in writing by Parent and Acquiror, from the date hereof to the Effective Date, the Company covenants and agrees that:

               (i) The Company shall carry on its business in the usual, regular and ordinary course and consistent with past practice and shall use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. The Company shall: (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply with all laws, ordinances and regulations of governmental entities applicable to the Company; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a Material Adverse Effect on the Company;

               (ii) The Company shall not and shall not propose to: (A) amend its Articles of Incorporation or Bylaws; (B) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or (C) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock; or (D) create any subsidiary of the Company;

               (iii) The Company shall not: (A) except as required by this Agreement and pursuant to Option Agreements outstanding on the date hereof or under the ESPP as in effect on the date hereof, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any Voting Debt or indebtedness or any options, rights or warrants to acquire, or securities convertible into, shares of capital stock; (B) acquire, lease or dispose of or agree to acquire, lease or dispose of any interest in any capital assets or any other assets other than in the ordinary course of business and consistent with past practice; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business and consistent with past practice (and in the case of incurring additional indebtedness, in any event in an amount not more than $3.0 million in excess of the amount reflected on the Latest Balance Sheet); (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase or lease of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (E) permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (F) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or (G) make any loans or advances other than in the ordinary course of business and consistent with past practice;

               (iv) Except as disclosed on Schedule 4.1(b), the Company shall not (except as required to comply with applicable law): (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee including any plan as described in Section 2.14; (B) increase in any manner the compensation, health benefit or other fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company relative to the level of such expense in effect prior to such increase); (C) pay any benefit not provided under any existing plan or arrangement; (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan other than in the ordinary course of business consistent with past practice; or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

               (v) The Company shall not enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, distribution or manufacturing rights of any type or scope for any period extending beyond the Effective Time with respect to any products or services of the Company;

               (vi) the Company shall not release any third party from its obligations under any existing standstill agreement or arrangement or under any confidentiality, non-competition or other similar agreement;

               (vii) the Company shall not (A) change any of its methods of accounting in effect at December 31, 1996, or (B) make or rescind any express or deemed election relating to Taxes or make any election relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except, in the case of clause (A) or clause
          (B), as may be required by Law or generally accepted accounting principles, or (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

               (viii) the Company will not settle or compromise any claim, lawsuit, liability or obligation or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction of any such claims, liabilities or obligations (w) not exceeding $25,000 per claim or $50,000 in the aggregate, (x) to the extent reserved against in the Financial Statements, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied; and

               (ix) except as permitted by Section 4.1(a) hereof, the Company will not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce any intention to do any of the foregoing.


          Section 4.2. Additional Covenants of Acquiror, Parent and the the Company.

          (a) Employee Benefits. As of the Effective Time, the employees of the Company (the "Company Employees") shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation shall not be obligated to continue any employment relationship with any Company Employee for any period of time. In addition to any obligation required by law or under any plan of the Company disclosed on Schedule 2.14, Acquiror, Parent and the Company agree that Company Employees whose employment is terminated on or after the Effective Date or within 12 months thereafter will receive severance payments pursuant to policy attached hereto as Schedule 4.2. To the extent any employee benefit plan, program or policy of Acquiror or its affiliates is made available to the employees of the Surviving Corporation: (i) service with the Company (or any subsidiary of the Company) by any Company Employee prior to the Effective Time shall be credited in determining such employee's eligibility, vesting and benefit levels, and (ii) with respect to any welfare benefit plans in which such employees may become eligible to participate, Acquiror shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for Company Employees prior to the Effective Time, effective upon the Effective Time. The Surviving Corporation expressly assumes and agrees to be bound by the terms of the change in control agreements set forth on Schedule 4.2 at the Effective Time.

          (b) Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each party will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that such party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and, in the case of Acquiror, to lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. Each party's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party will, and will cause its subsidiaries (if any) to, use its best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from the other party in connection with this Agreement that are subject to such confidence.

          (c) Indemnification; Directors' and Officers' Insurance. Subject to the occurrence of the Effective Date, until the six year anniversary date of the Effective Date, the Surviving Corporation will cause its Articles of Incorporation and Bylaws to continue to provide indemnification provisions for the benefit of those individuals who have served as directors or officers of the Company at any time prior to the Effective Date which are comparable to such provisions as are currently contained in the Company's Articles of Incorporation and Bylaws. In the event the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 4.2(c). The Surviving Corporation shall obtain and maintain in effect for not less than six years after the Effective Date, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor a policy or policies providing substantially equivalent coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Date; provided that in no event shall the Surviving Corporation be required to expend more than 250% of the current annual premiums paid by the Company for such coverage (the "Maximum Premium"); and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 4.2(c) for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium. The Surviving Corporation will, promptly after the Effective Time, confirm to each such officer and director in writing that it has undertaken to perform such obligations.

          (d) Conduct of Business Pending the Merger. Prior to the Effective Date, unless otherwise contemplated or permitted by this Agreement: (a) each of the Company, Acquiror and Parent shall not take, and shall cause its respective subsidiaries (if any) not to take, or agree in writing or otherwise to take, any actions that would (i) make any representation or warranty of the Company, Acquiror or Parent, respectively, contained in this Agreement untrue or incorrect so as to cause the conditions set forth in Articles V and VI hereof not to be fulfilled as of the Effective Date or (ii) result in any of the other conditions of this Agreement not being satisfied as of the Effective Date. The Company's sole remedy (except as otherwise expressly provided in this Merger Agreement) for any breach of this Section 4.2(d) shall be injunctive relief.

          (e) Access to Information. The Company will (and will cause each of its representatives to) afford to Acquiror (or representatives of Acquiror, including without limitation directors, officers and employees of the Acquiror and their affiliates and counsel, accountants and other professionals retained by Acquiror) such access throughout the period prior to the earlier of the termination of this Agreement or the Effective Time as is reasonable to books, records (including without limitation tax returns and work papers of independent auditors), agreements, properties (including for the purpose of making any reasonable environmental investigation), personnel, suppliers and franchisees as Acquiror reasonably requests from the Company.

          (f) HSR Act. The Company, Acquiror and Parent shall use their reasonable best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), in connection with antitrust matters. The Company, Acquiror and Parent shall use reasonable business efforts to achieve the prompt termination of the expiration of the waiting period under the HSR Act.

          (g) Reasonable Best Efforts. Parent, Acquiror and the Company will each use its reasonable best efforts to perform its obligations under this Agreement, to satisfy the conditions set forth in Articles V and VI, and to consummate the Merger on the terms and conditions set forth in this Agreement. Without limiting the foregoing, Acquiror shall use commercially reasonable efforts to obtain and to cause to be made available to the Surviving Corporation all funds necessary to pay the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, to pay all severance obligations pursuant to Section 4.2, to pay all fees and expenses incurred by it and to refinance all indebtedness of the Company that will or may come due as a result of the Merger, and the Company shall, and shall cause its representatives, employees and advisors to, at the Company's expense, assist Parent and Acquiror in connection with their financing of the transactions contemplated hereby, including without limitation (i) making available on a timely basis any financial information of the Company and its subsidiaries that may be requested, (ii) obtaining comfort letters and updates thereof from the Company's independent certified public accountants, with such letters to be in customary form and to cover matters of the type customarily covered by accountants in such financing transactions, and (iii) making available representatives and employees of the Company and its accountants and attorneys in connection with any such financing, including for purposes of due diligence and marketing efforts related thereto. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Acquiror shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Nothing in this Agreement shall require Parent or Acquiror to make available equity financing in excess of $49.1 million or otherwise to seek or accept debt financing on terms less favorable to Parent and Acquiror than the terms of the commitments from financial institutions referenced in Section 3.6.

          (h) Certain Filings. The Company, Acquiror and Parent shall each use all reasonable efforts to cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in seeking to timely obtain any such actions, consents, approvals or waivers, or making any such filings or furnishing information required in connection therewith.

          (i) Public Announcements.   The initial press release relating to this
Agreement shall be a joint press release and thereafter Acquiror and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, any securities exchange or the National Association of Securities Dealers, Inc. if it has used all reasonable efforts to consult with the other party.

          (j) Special Meeting; Proxy Statement; Schedule 13E-3.

                 (i) The Company shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

                 (A) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                 (B) as promptly as practicable, prepare and file with the SEC a proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement (the "Proxy Statement") and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and after consultation with Acquiror, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive copy of the Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Acquiror and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                 (C) subject to Section 4.1(a) hereof, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                 (ii) Concurrently with the filing of the Proxy Statement, Acquiror, Parent and their respective affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Acquiror all information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Acquiror and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws. The Company shall be given an opportunity to review and comment on the
     Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC.

                 (iii) Parent and Acquiror shall promptly furnish to the Company all information with respect to Parent and Acquiror as may be reasonably requested in connection with the preparation of the Proxy Statement. Acquiror and Parent shall promptly supplement, update and correct any information provided by it for use in the Proxy Statement if and to the extent that it is or shall have become incomplete, false or misleading.

                 (iv) Acquiror and Parent shall vote, or cause to be voted, any Shares owned by them or any of their respective affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

          (k) Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty made by such entity contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.2(k) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (l) Rights Agreement.  Except for the amendment contemplated by
Section 2.15 hereof, the Company will not, following the date hereof, amend the Rights Agreement in any manner. In addition, the Company covenants and agrees that it will not redeem the Rights unless such redemption is consented to in writing by Parent prior to such redemption or unless the Company is ordered to redeem the Rights by a final, nonappealable judgment of a court of competent jurisdiction.

          Section 4.3. Guarantee of Acquiror's Obligations. Parent hereby unconditionally and irrevocably guarantees to the Company the due and timely performance and observance by Acquiror of all of its representations, warranties, covenants and obligations under this Agreement.

                                   ARTICLE V

               CONDITIONS TO ACQUIROR'S AND PARENT'S OBLIGATIONS
               -------------------------------------------------

          The obligations of Acquiror and Parent under this Agreement to consummate the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Acquiror and Parent to the extent permitted by applicable law:

          Section 5.1. Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares under the MBCA in order to consummate the Merger.

          Section 5.2. Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, prohibits or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect restraining, prohibiting or precluding consummation of the Merger.

          Section 5.3. HSR Approval. The waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated.

          Section 5.4. Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, and (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Effective Date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, do not, individually or in the aggregate, result in a Material Adverse Effect with respect to the Company.

          Section 5.5. Performance. The Company shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by it under this Agreement other than any failure to so perform or comply which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.6. Officer's Certificate. The Company shall have delivered to Acquiror a certificate of a duly authorized officer of the Company in such person's capacity as an officer and without personal liability, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Section 5.4 and 5.5 hereof.

          Section 5.7. Financing. Acquiror shall have obtained and/or made available to the Surviving Corporation all funds necessary to pay the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, to pay all severance obligations pursuant to Section 4.2, to pay all fees and expenses incurred by them and to refinance all indebtedness of the Company that will or may come due as a result of the Merger.

          Section 5.8. No Material Adverse Effect. There shall not have occurred after the date of this Agreement any change, event, loss or development in the business of the Company and/or its subsidiaries, if any (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise), which is not disclosed on Schedule 5.8 that, taken together with other changes, events, losses or developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, if any, taken as a whole.

                                   ARTICLE VI

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS
                    ---------------------------------------

          The obligations of the Company under this Agreement to consummate the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable laws:

          Section 6.1. Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares under the MBCA in order to consummate the Merger.

          Section 6.2. Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, prohibits or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect restraining, prohibiting or precluding consummation of the Merger.

          Section 6.3. HSR Approval. The waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated.

          Section 6.4. Representations and Warranties. The representations and warranties of Parent and Acquiror set forth in this Agreement shall be true and correct (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, and (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Effective Date; unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, do not, individually or in the aggregate, result in a Material Adverse Effect with respect to Parent and Acquiror, taken as a whole;

          Section 6.5. Performance. Parent and Acquiror shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by them under this Agreement other than any failure to so perform or comply which would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent and Acquiror, taken as a whole.

          Section 6.6. Officer's Certificate. Acquiror shall have delivered to the Company certificates of a duly authorized officer of each of Parent and Acquiror in such person's capacity as an officer and without personal liability, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Section 6.4 and 6.5 hereof.


                                  ARTICLE VII

                                  TERMINATION
                                  -----------

          Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval by the Company's shareholders thereof:

          (a) By the mutual written consent of Parent and the Company.

          (b) By either of the Company or Parent:

                 (i) if the Merger has not been consummated on or before April 30, 1998 (unless the failure to consummate the Merger by such date shall be due to the action, or failure to act, of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement); or

                 (ii) if any governmental entity or authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

          (c)  By the Company:

                 (i) in connection with entering into a definitive agreement providing for a Superior Proposal in accordance with Section 4.1(a)(ii), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Break-Up Fee; or

                 (ii) if Acquiror or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Acquiror or Parent, as applicable.

          (d)  By Parent:

                 (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreement contained in this Agreement which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

                 (ii) if (x) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror or Parent its approval or recommendation of the Merger or this Agreement, or recommended or approved any Acquisition Proposal by a party not affiliated with Parent or Acquiror; or (y) the Company shall have entered into any agreement in principle or definitive agreement with respect to any such Acquisition Proposal; or (z) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing.

          Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith terminate and there shall be no liability on the part of the Acquiror or the Company (for costs, expenses, loss of anticipated profits or otherwise) except (A) for fraud or for breach of this Agreement prior to such termination and (B) as set forth in this Section 7.2, Sections 4.1(a)(ii), 4.2(b) and 9.2.

                                  ARTICLE VIII

                          SURVIVAL OF REPRESENTATIONS
                          ---------------------------

          Section 8.1. No Survival of Representations. The representations, warranties, covenants and agreements made by the Company, Acquiror and Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on, and shall have no further force or effect after, the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time. In the event of a breach of any of such representations, warranties, covenants or agreements, the party to whom such representations, warranties, covenants or agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Effective Date.

          Section 8.2.   Exclusive Remedy.

          (a) Acquiror and Parent hereby waive, from and after the Effective Time to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they or any of their affiliates may have against the Company relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

          (b) Acquiror and Parent further acknowledge and agree that (i) other than the representations and warranties of the Company specifically contained in this Agreement, there are no representations or warranties of the Company either expressed or implied with respect to the Company or its assets, liabilities and business, and (ii) they shall have no claim against or right to indemnification from the Company with respect to any information (whether written or oral), documents or material furnished by the Company or any of its officers, directors, employees, agents or advisors to Acquiror, including any information, documents or material made available to Acquiror in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

          Section 9.1. Waiver of Compliance. Except for any regulatory approval required hereunder, any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party hereto, but such waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 9.2. Break-Up Fee and Expenses. Except as otherwise expressly provided herein, each party will bear its respective expenses, fees and costs incurred or arising in connection with the negotiation and preparation of this Agreement and any documents related hereto, and the parties will have no liability between or among themselves for such expenses, fees or costs. Notwithstanding the foregoing, if (x) the Company shall terminate this Agreement pursuant to Section 7.1(c)(i), (y) Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof, or (z) (A) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) and (B) prior thereto and after the date hereof there shall have been publicly announced another Acquisition Proposal and (C) an Acquisition Proposal shall be consummated, or an agreement providing for an Acquisition Proposal shall be entered into, on or prior to December 31, 1998, then in any such case the Company shall promptly pay to Acquiror the Break-Up Fee; provided, however, that no Break-Up Fee shall be payable if Acquiror or Parent was in material breach of its representations, warranties or obligations under this Agreement at the time of its termination.

          Section 9.3. Assignability; Parties in Interest. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that Acquiror may assign, in its sole discretion, any or all of its rights and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. All the terms and provisions of this Agreement will be binding upon, inure to the benefit of and be enforceable by, the respective successors and permitted assigns of the parties hereto. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Section 4.2(c) of this Agreement shall inure to the benefit of the persons identified therein.

          Section 9.4. Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such nonperforming party, in addition to all other remedies available to it, shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          Section 9.5.   Agreement; Amendments.

          (a) This Agreement, including the schedules and other documents delivered pursuant hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous understandings or agreements, oral or written, of the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly signed by the parties hereto or their respective successors or assigns.

          (b) No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.

          Section 9.6. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.

          Section 9.7. Severability. The invalidity of any term or terms of this Agreement will not affect any other term of this Agreement, which will remain in full force and effect.

          Section 9.8. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company, to: 1250 Northland Plaza
                       3800 West 80th Street
                       Bloomington, Minnesota 55431-4442
                       Attention:  Thomas A. Minner
                                   Chief Executive Officer
                       Telephone #:  (612) 893-3200
                       Facsimile #:  (612) 893-3237

with copies to:        Dorsey & Whitney LLP
                       Pillsbury Center South
                       220 South Sixth Street
                       Minneapolis, Minnesota 55402
                       Attention:  Elizabeth C. Hinck, Esq.
                       Telephone #:  (612) 340-8877
                       Facsimile #:  (612) 340-8738
if to Acquiror or Parent, to:  J.W. Childs Equity Partners, L.P.
                               One Federal Street
                               21st Floor
                               Boston, Massachusetts 02110
                               Attention:  Steven Segal
                               Telephone:  (617) 753-1100
                               Facsimile:  (617) 753-1101

with copies to:                Skadden, Arps, Slate, Meagher & Flom LLP
                               One Beacon Street
                               31st Floor
                               Boston, Massachusetts 02108-3194
                               Attention:  Louis A. Goodman, Esq.
                               Telephone:  (617) 573-4800
                               Facsimile:  (617) 573-4822

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               1440 New York Avenue N.W.
                               Washington, DC 20005
                               Attention:  C. Kevin Barnette, Esq.
                               Telephone:  (202) 371-7000
                               Facsimile:  (202) 393-5760


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

          Section 9.9.   Law Governing.   This Agreement shall be governed by,
and construed and enforced in accordance with, the laws of the State of Minnesota, without regard to its conflict of laws rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any State of Minnesota or federal court.

          Section 9.10. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all counterparts so executed will constitute one and the same agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.


                              UHS ACQUISITION CORP.


                              By:    /s/ Steven G. Segal
                                  -----------------------------------
                                  Name:  Steven G. Segal
                                  Title: President


                              J.W. CHILDS EQUITY PARTNERS, L.P.

                                  By:  J.W. Childs Advisors, L.P.,
                                         its general partner

                                  By:  J.W. Childs Associates, L.P.,
                                         its general partner

                                  By:  J.W. Childs Associates, Inc.,
                                         its general partner


                              By:    /s/ Steven G. Segal
                                  -----------------------------------
                                  Name:  Steven G. Segal
                                  Title: Vice President



                              UNIVERSAL HOSPITAL SERVICES, INC.


                              By:    /s/ Thomas A. Minner
                                  -----------------------------------
                                  Name:  Thomas A. Minner
                                  Title: Chief Executive Officer